EXHIBIT 107

FORM S-8
(Form Type)
COOL COMPANY LTD.
(Exact Name of Registrant as Specified in its Charter)
Table I: Newly Issued Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, $1.00 par value per share	Rule 457(c) and Rule 457(h)	180,828(1)	$11.20(7)	$2,025,273.60	0.00014760	$298.93
Equity	Common shares, $1.00 par value per share	Rule 457(h)	272,233(2)	$10.00	$2,722,330.00	0.00014760	$401.82
Equity	Common shares, $1.00 par value	Rule 457(h)	816,699(3)	$10.00	$8,166,990.00	0.00014760	$1,205.45
Equity	Common shares, $1.00 par value	Rule 457(h)	74,246(4)	$12.47	$925,847.62	0.00014760	$136.66
Equity	Common shares, $1.00 par value per share	Rule 457(c) and Rule 457(h)	2,552(5)	$11.20(7)	$28,582.40	0.00014760	$4.22
Equity	Common shares, $1.00 par value per share	Rule 457(h)	148,491(6)	$10.00	$1,484,910.00	0.00014760	$219.17
	Total Offering Amounts				$15,353,933.62		$2,266.24
	Total Fee Offsets						$0.00
	Net Fee Due						$2,266.24

(1)
Represents common shares, par value $1.00 per share (the “Common Shares”), which may be issued upon the vesting and settlement of restricted stock units (“RSUs”) granted pursuant to the Cool Company Ltd. Long Term Incentive Plan (“2022 LTIP”) Restricted Stock Unit Award Agreements executed on November 25, 2022 and November 30, 2023 (the “RSU Agreements”) and awarded to certain officers or employees of the Registrant.

(2)
Represents Common Shares issuable upon the exercise of outstanding options granted under the Cool Company Ltd. Long Term Incentive Plan Option Agreements executed on November 25, 2022 and November 30, 2023 (respectively, the “2022 Option Agreement” and “2023 Option Agreement”). The corresponding proposed maximum offering price per share, which is estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, represents the weighted average exercise price of such outstanding options.

(3)
Represents Common Shares issuable upon the vesting and exercise of the outstanding options granted pursuant to the 2022 Option Agreement. The corresponding proposed maximum offering price per share, which is estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, represents the weighted average exercise price of such outstanding options.

(4)
Represents Common Shares issuable upon the vesting and exercise of the outstanding options granted pursuant to the 2023 Option Agreement. The corresponding proposed maximum offering price per share, which is estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, represents the weighted average exercise price of such outstanding options.

(5)	Represents Common Shares reserved for future issuance upon the vesting and settlement of RSUs under the 2022 LTIP.

(6)
Represents Common Shares reserved for future issuance upon the vesting and exercise of options under the 2022 LTIP. The corresponding proposed maximum offering price per share, which is estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, represents the weighted average exercise price of such options.

(7)
Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Shares, as reported on the New York Stock Exchange on March 21, 2024.